Gulf Resources Announces Receipt of Nasdaq Non-Compliance Notice

SHOUGUANG, China, Aug. 22, 2024 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (NASDAQ: GURE) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that on August 20, 2024, it received a notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that due to the Company’s failure to timely file its Quarterly Report on Form 10-Q for the period ended June 30, 2024, with the Securities and Exchange Commission (the “SEC”), the Company is not in compliance with Nasdaq’s continued listing requirements under Nasdaq Listing Rule 5250(c)(1) (the “Rule”), which requires the timely filing of all required periodic reports with the SEC. The Notice indicates that as a result of this additional delinquency, the Company must submit an update to its original plan to regain compliance with respect to the filing requirements. The Company has until September 4, 2024 to submit such update to Nasdaq.

As previously disclosed on a Current Report on Form 8-K of the Company filed on April 19, 2024, the Company received a notice (the “Initial Notice”) from Nasdaq on April 18, 2024 notifying the Company that due to the Company’s failure (the “Initial Delinquent Filing”) to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Form 10-K”), with the SEC, the Company is not in compliance with the Rule. Subsequently, as previously disclosed on a Current Report on Form 8-K filed with the SEC by the Company on May 22, 2024, the Company received a notice (the “May Notice”) from Nasdaq due to the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 (the “Form 10-Q,” together with the Form 10-K, the “Delinquent Reports”). The May Notice states that the Company has until June 17, 2024 to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rules. Further, as previously disclosed on a Current Report on Form 8-K of the Company filed with the SEC on July 2, 2024, the Company received a letter from Nasdaq on June 26, 2024 indicating that, based on its further review and the plan of compliance submitted by the Company on June 14, 2024, Nasdaq has determined to grant an exception to enable the Company to regain compliance with the Rule. The terms of the exception are as follows: on or before October 14, 2024, the Company must file the Delinquent Reports, as required by the Rule. In the event the Company does not satisfy the terms, Nasdaq will provide written notification that its securities will be delisted. At that time, the Company may appeal Nasdaq’s determination to a hearings panel.

The Notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Select Market. While the Company can provide no assurance to the timing, the Company intends to submit an updated compliance plan to Nasdaq, and will continue to work diligently to complete and file its delayed SEC reports.

This announcement is made in compliance with the Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a notification of deficiency.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through four wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”), Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”), Daying County Haoyuan Chemical Company Limited (“DCHC”) and Shouguang Hengde Salt Industry Co. Ltd. (“SHSI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. Through SHSI, the Company manufactures and sells crude salt. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain information contained in this report consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict. Words such as “will,” “would,” “may,” “intends,” “potential,” and similar expressions, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and actual actions or events could differ materially from those contained in such statements. For example, there can be no assurance that the Company will regain compliance with the Rule during any compliance period or in the future, or otherwise meet Nasdaq compliance standards, or that Nasdaq will grant the Company any relief from delisting as necessary or that the Company can ultimately meet applicable Nasdaq requirements for any such relief. The forward-looking statements contained in this report speak only as of the date of this report and the Company undertakes no obligation to publicly update any forward-looking statements to reflect changes in information, events or circumstances after the date of this report, unless required by law.

For more information, please contact:

Gulf Resources, Inc.

Web: http://www.gulfresourcesinc.com

Director of Investor Relations

Helen Xu

beishengrong@vip.163.com